CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this document of our report dated February 28, 2025 relating to the financial statements and financial highlights of The Opal Dividend Income ETF, RiverNorth Enhanced Pre‐Merger SPAC ETF, RiverNorth Patriot ETF, TrueShares Active Yield ETF, TrueShares Eagle Global Renewable Energy Income ETF, and TrueShares Technology, AI & Deep Learning ETF, each a series of Listed Funds Trust, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in “Q&A: Questions and Answers”, “The Proposal: To Approve an Agreement and Plan of Reorganization”, and “Comparison of Other Service Providers” in the Proxy Statement.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
April 14, 2025